CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
2.125% InterNotes® Due December 15, 2020	$7,684,000	$892.88

Filed Under Rule 424(b)(2), Registration Statement No. 333-200440
Pricing Supplement No. 485 Dated Monday, December 8, 2014
(To: Prospectus Dated November 21, 2014 , as supplemented by Prospectus Supplement Dated November 21, 2014)

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
36966TLD2	100%	1.350%	Fixed	2.125%	SEMI-ANNUAL	12/15/2020	06/15/2015	$10.86	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 9/15/2020.
The GE Capital InterNotes will be subject to redemption at the option of General Electric Capital Corporation, in whole or in part, on 09/15/2020 at a redemption price equal to 100.000% of the GE Capital InterNotes so redeemed, plus accrued interest thereon, if any, subject to the notice provisions set forth in the indenture.

Investing in these notes involves risks (See "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission).

General Electric Capital Corporation
Offering Dates: Monday, December 1, 2014 through Monday, December 8, 2014
Trade Date: Monday, December 8, 2014 @12:00 PM ET
Settlement Date: Thursday, December 11, 2014
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: BofA Merrill Lynch, Incapital LLC, Citigroup, Morgan Stanley, Wells Fargo Advisors, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, Incapital Holdings LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Incapital Holdings LLC at 1-312-379-3755 or Investor Communications of the issuer at 1-203-357-3950.

Legal Matters:
In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 1, 2011, which has been filed as Exhibit 5.1 to the Company?s registration statement on Form S-3 filed with the Securities and Exchange Commission on December 1, 2011.

* GE CAPITAL is the registered trademark of General Electric Capital Corporation.

InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
General Electric Capital Corporation GE Capital* InterNotes® Prospectus Supplement Dated November 21, 2014 to Prospectus Dated November 21, 2014